Exhibit 10.5

CONFORMED COPY

AMENDMENT NO. 1

Dated as of June 8, 2018

to

364-DAY BRIDGE CREDIT AGREEMENT

Dated as of May 8, 2018

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of June 8, 2018 by and among Takeda Pharmaceutical Company Limited, a joint-stock company organized and existing under the laws of Japan, (the “Company”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain 364-Day Bridge Credit Agreement dated as of May 8, 2018 by and among the Company, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that the requisite Lenders and the Administrative Agent agree to make certain amendments to the Credit Agreement;

WHEREAS, the Company, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.

1.Amendments to the Credit Agreement. Effective as of the Amendment No. 1 Effective Date (as defined below), the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to add the following definition thereto in the appropriate alphabetical order:

“Exchange Rate” means on any day, for purposes of determining the Dollar equivalent of any currency, the rate at which such currency may be exchanged into Dollars at the time of determination on such day as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc .html (and applying the Currency Converter set forth on such webpage), or as displayed on such other information service which publishes that rate of exchange from time to time in place of Bloomberg. In the event that such rate is not displayed by Bloomberg on the webpage specified in the immediately preceding sentence, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method, in consultation with the Borrower, it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

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(b) Article I of the Credit Agreement is hereby amended to add the following Section 1.06 at the end thereof:

SECTION 1.06. Currency Translations. For purposes of (i) determining the amount of Borrowed Debt incurred, outstanding or proposed to be incurred or outstanding under Section 5.02(e), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 5.02(a) or (iii) determining the amount of Debt, the net assets of a Person or judgments outstanding under Section 6.01(d), (e) or (f), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate on the applicable date; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 5.02(a) or (e) being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Debt or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under such Sections.

(c) Section 2.05 of the Credit Agreement is hereby amended by deleting the phrase “hybrid securities denominated in Japanese Yen” each place such phrase appears and replacing it with the phrase “hybrid securities or loans denominated in Japanese Yen”.

(d) Section 2.07(a) of the Credit Agreement is hereby amended to restate clauses (i) and (ii) thereof in their entirety as follows:

“(i)   Cost of Funds Rate Advances. During such periods as such Advance is a Cost of Funds Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Cost of Funds Rate for such Interest Period for such Advance and (B) the Applicable Margin, payable in arrears on (x) the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and (y) on the date such Cost of Funds Rate Advance shall be Converted or paid in full; provided that, in the event of any payment of interest pursuant to clause (y) above, accrued but unpaid interest shall only be payable in respect of the principal amount of Advances prepaid or Converted on such date.”

“(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on (x) the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and (y) on the date such Eurocurrency Rate Advance shall be Converted or paid in full; provided that, in the event of any payment of interest pursuant to clause (y) above, accrued but unpaid interest shall only be payable in respect of the principal amount of Advances prepaid or Converted on such date.”

(e)  The first sentence of Section 2.08(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the

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Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”

(f)  Each of Section 2.11(c) and Section 2.12 of the Credit Agreement is hereby amended to replace the reference to “Section 8.07” appearing therein with a reference to “Section 9.07”.

(g) Section 5.01 of the Credit Agreement is hereby amended to replace each instance of the phrase “the Company” appearing therein with the phrase “the Borrower”.

(h) Section 5.02(c) of the Credit Agreement is hereby amended to add the following proviso at the end thereof:

“; provided that the Borrower may change its fiscal year-end to December 31 of each calendar year in connection with the Transactions.”

(i)  Section 5.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 5.03. Financial Covenant. Consolidated Net Debt to Consolidated EBITDA. Beginning on the later of (i) the last day of the first fiscal half year ending at least one full fiscal quarter after the Closing Date (which, for the avoidance of doubt, shall be no later than March 31, 2020) and (ii)(A) if the fiscal year-end is December 31, June 30, 2019 or (B) if the fiscal year-end is March 31, September 30, 2019 and on the last day of each fiscal half year ending thereafter, the Borrower will not permit, as of the last day of any such fiscal half year (each such date, the “Testing Date”), the ratio of (x) Consolidated Net Debt at such time to (y) Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ending as of such date to exceed the ratio level set forth in the applicable table below for such applicable Testing Date:

Testing Date (if fiscal year-end is March 31)	Ratio Level
September 30, 2019 (if the Closing Date occurs on or prior to June 30, 2019)	5.95 to 1.00
March 31, 2020 and thereafter	5.35 to 1.00

Testing Date (if fiscal year-end is December 31)	Ratio Level
June 30, 2019 (if the Closing Date occurs on or prior to March 31, 2019) and December 31, 2019	5.95 to 1.00
June 30, 2020 and thereafter	5.35 to 1.00

If a Testing Date would have occurred in the fiscal quarter in which the Borrower changed its fiscal year-end to December 31 (the “Fiscal Year Change”) but does not because of such Fiscal Year Change, the last day of such fiscal quarter shall be a Testing Date notwithstanding the Fiscal Year Change.

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For purposes of calculating the aggregate principal amount of the Consolidated Net Debt of the Borrower on any such date, the currency exchange rate used for such calculation shall be the rate used in the annual or semi-annual financial statements for such date; provided, however, that if the Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such four consecutive fiscal quarter period, the currency exchange rate used may be, at the option of the Borrower, the currency exchange rate used for the statement of income of the Borrower for such fiscal half year.

(j)    Section 9.08(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, (iv) the CUSIP Service Bureau or any similar organization or (v) any Person to whom or for whose benefit such Lender has created a security interest in all or any portion of its rights under this Agreement pursuant to Section 9.07(g),”

(k) Section 9.18(d) of the Credit Agreement is hereby amended to replace the reference to “Section 8.09” appearing therein with a reference to “Section 9.18”.

2. Conditions of Effectiveness. The effectiveness of this Amendment (the “Amendment No. 1 Effective Date”) is subject to the following conditions precedent:

(a)   The Administrative Agent shall have received counterparts of this Amendment duly executed by the Company and each of the Lenders.

(b) The Administrative Agent shall have received payment of the Administrative Agent’s and its affiliates’ fees and reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the Loan Documents to the extent invoiced at least one (1) Business Day prior to the Amendment No. 1 Effective Date.

3. Representations and Warranties of the Company. The Company hereby represents and warrants that this Amendment has been duly executed and delivered by the Company. This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4. Reference to and Effect on the Credit Agreement.

(a)   Upon the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby.

(b) Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

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(c)   Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)  This Amendment is a Loan Document under (and as defined in) the Credit Agreement.

5. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

TAKEDA PHARMACEUTICAL COMPANY LIMITED, as the Company

By:	/s/ Costa Saroukos
Name:	Costa Saroukos
Title:	Chief Financial Officer

Signature Page to Amendment No. 1 to

364-Day Bridge Credit Agreement

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JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Takasuke Sekine
Name:	Takasuke Sekine
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., TOKYO BRANCH, as a Lender

By:	/s/ Takasuke Sekine
Name:	Takasuke Sekine
Title:	Managing Director

Signature Page to Amendment No. 1 to

364-Day Bridge Credit Agreement

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SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Makoto Takashima
Name:	Makoto Takashima
Title:	Representative Director

Signature Page to Amendment No. 1 to

364-Day Bridge Credit Agreement

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MUFG BANK, LTD., as a Lender

By:	/s/ Kanetsugu Mike
Name:	Kanetsugu Mike
Title:	Representative of the Board of Directors

Signature Page to Amendment No. 1 to

364-Day Bridge Credit Agreement